                                                                   EXHIBIT 10.38


Portions of Exhibit 10.38 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

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                              AMENDED AND RESTATED
                         COLLABORATIVE RESEARCH, LICENSE
                             AND ALLIANCE AGREEMENT

                                 BY AND BETWEEN

                            OSI PHARMACEUTICALS, INC.

                                       AND

                              VANDERBILT UNIVERSITY

                         EFFECTIVE AS OF AUGUST 31, 1999


================================================================================

                              AMENDED AND RESTATED
             COLLABORATIVE RESEARCH, LICENSE AND ALLIANCE AGREEMENT

     This AMENDED AND RESTATED COLLABORATIVE RESEARCH, LICENSE AND ALLIANCE AGREEMENT (the "Agreement") effective as of August 31, 1999, by and between OSI PHARMACEUTICALS, INC. ("OSI"), a Delaware corporation, with offices at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553, and VANDERBILT UNIVERSITY (the "University"), through its Vanderbilt University Medical Center ("VUMC") and Vanderbilt Diabetes Center ("VDC"), located in Nashville, Tennessee. The University, VUMC and VDC are referred to herein collectively as "VU".

     WHEREAS, OSI is a leading drug discovery company which has assembled a strong platform of technologies for drug discovery; and

     WHEREAS, VU is a recognized leader in both clinical and basic research in the field of diabetes; and

     WHEREAS, OSI and VU entered into a Collaborative, Research, Option and Alliance Agreement, effective as of April 28, 1998 (the "Original Agreement"), in order to create an alliance between them that would combine their strengths and better position OSI to offer a strategic partnership with a major pharmaceutical company or large biotechnology company for drug discovery in the area of diabetes which would provide mutual benefit to OSI and VU; and

     WHEREAS, OSI and Tanabe Seiyaku Co., Ltd, a Japanese company

("Tanabe"), have entered into a Collaborative Research and License Agreement, on even date herewith with an effective date of October 1, 1999 (the "Tanabe Agreement"), in the area of diabetes; and

     WHEREAS, OSI and VU desire to amend and restate the Original Agreement in order to (i) reflect OSI's entering into the Tanabe Agreement, (ii) provide for assistance given by VU to OSI in order for OSI to fulfill its obligations under the Tanabe Research Collaboration (as hereinafter defined) and (iii) set forth the parameters of the OSI/VU Research Program (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement and intending to be legally bound, the parties agree as follows:

     1. Definitions.

     Whenever used in this Agreement, the terms defined in this Article 1 shall have the meanings specified.

     1.1. "Affiliate" of an entity means any corporation or other legal entity owning, directly or indirectly, more than fifty percent (50%) of the voting capital shares or similar voting rights of such entity; any corporation or other legal entity more than fifty percent (50%) of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by such entity; or any corporation or other legal entity more than fifty percent (50%) of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, more than fifty percent (50%) of the voting capital shares or similar voting rights of such entity.



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     1.2.  "Alliance" means the strategic alliance described in Section 2.1 hereof.

     1.3. "Alliance Research Program" means the research program conducted by OSI and VDC pursuant to Section 2.2 hereof.

     1.4.  "Alliance Term" has the meaning set forth in Section 7.1 hereof.

     1.5. "Confidential Information" means VU Confidential Information, OSI Confidential Information and Tanabe Confidential Information, either separately or collectively, as may be applicable.

     1.6. "Consultant/Investigators" mean those persons, each of whom is an employee of VU, listed on Exhibit A, attached hereto, who are parties to Consultancy Agreements with OSI.

     1.7.  "Effective Date" means August 31, 1999.

     1.8.  "Event of Default" has the meaning set forth in Section 7.3.1 hereof.

     1.9.  "Field" means drug discovery in the area of diabetes.

     1.10. "Investigators" mean those persons, each of whom is an employee of VU, listed on Exhibit B, attached hereto, which Exhibit may be amended or supplemented from time to time by mutual agreement of the parties.

     1.11. "Joint Patent" means the patents and patent applications owned or filed jointly by VU and OSI, both foreign and domestic, arising in the course of conducting the Alliance Research Program, including patents and patent applications arising from Joint Technology, which are not VU Patents nor OSI Patents, including, without limitation, all substitutions, extensions, Supplementary Protection Certificates,



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reissues, renewals, divisions, continuations, continuations in part, utility models and certificates of invention thereof, all of which shall be from time to time identified to the VU/OSI Research Committee.

     1.12. "Joint Technology" means any and all inventions and patents, discoveries, methods, ideas, works of authorship, know-how, show-how, data, clinical and preclinical results, information, and any physical, chemical or biological material, including any replication or any part of such material, techniques and Technology, whether or not patentable or subject to other forms of protection, (a) which have been, since the Original Effective Date, or are, following the Effective Date, jointly made, created, developed, written, conceived, or reduced to practice, on the one hand, by employees of, or consultants to, OSI, and, on the other hand, Investigators and other employees of VU (whether such research was conducted at VU or OSI) and Consultant/Investigators (if such research was conducted at VU) and funded solely by OSI pursuant to this Agreement, and which arise directly out of, or as a direct result of research in the course of conducting the Alliance Research Program, (b) in which, in accordance with the United States laws of inventorship, OSI and VU each own an undivided interest therein, and (c) which, where necessary, are permitted to be "Joint Technology" by agreement with one or more Investigators. Joint Technology includes all rights relating to the protection of trade secrets and confidential information, and any right analogous to those set forth in this Section, which relate to, are embodied in or are appurtenant to such discoveries, methods, ideas, etc.

     1.13. "Materials" has the meaning set forth in Section 2.4.2 hereof.

     1.14. "Original Effective Date" means April 28, 1998, the effective date of



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the Original Agreement.

     1.15. "OSI Confidential Information" means all information about any element of OSI Technology which is disclosed by OSI to VU, and designated "Confidential" in writing by OSI at the time of such disclosure (or, if disclosed orally, within 30 days thereafter), subject to the exceptions set forth in Section 4.6 hereof.

     1.16. "OSI Patents" means the patents and patent applications owned or filed by OSI, both foreign and domestic, arising in the course of conducting the Alliance Research Program, including, without limitation, all substitutions, extensions, Supplementary Protection Certificates, reissues, renewals, divisions, continuations, continuations in part, utility models and certificates of invention thereof.

     1.17. "OSI Technology" means Technology (a) owned or licensed as of the Original Effective Date hereof or (b) acquired during the Alliance Term by OSI or its Affiliates but only to the extent that OSI is legally entitled to disclose such acquired Technology and use it in the Alliance Research Program, or (c) made, created, developed, written, conceived or reduced to practice by employees of, or consultants to, OSI during the Alliance Term, including specifically, any Technology developed by OSI at OSI together with the Consultant/Investigators in their capacity as consultants pursuant to their respective Consultancy Agreements, that, in each case, is directly related to the Alliance Research Program.

     1.18. "Other Agreement" means an agreement entered into by OSI with a Third Party for the purpose of commercializing any Products resulting from the VU/OSI Research Program.

     1.19. "Products" means a product derived from the Alliance Research



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Program or from the Tanabe Research Collaboration sold for the prevention, treatment or management of any disease state in a human patient or any other human therapeutic indication, in each case directed to a Target.

     1.20. "Tanabe Confidential Information" means all information about any element of Tanabe Technology which is disclosed by Tanabe to OSI and designated "Confidential" in writing at the time of such disclosure (or, if disclosed orally, within 30 days thereafter), subject to the exceptions set forth in
Section 4.6 hereof.

     1.21. "Tanabe Research Collaboration" means the collaboration between OSI and Tanabe pursuant to the Tanabe Agreement.

     1.22. "Tanabe Targets" means those VU/OSI Targets which are set forth on Exhibit C, attached hereto, which Exhibit may be amended or supplemented from time to time by OSI to include other VU/OSI Targets or to remove a Target.

     1.23. "Targets" means the target areas of the Alliance Research Program and shall specifically include the Tanabe Targets and the VU/OSI Targets.

     1.24. "Technology" means and includes all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, clinical and preclinical results and any physical, chemical or biological material that pertain to the development of human therapeutic products, including all laboratory notebooks, research plans, cultures, strains, vectors, genes and gene fragments and their sequences, cell lines, hybridoma cell lines, monoclonal and polyclonal antibodies, proteins and protein fragments, non-protein chemical structures and methods for synthesis, structure-activity relationships, computer models of chemical structures, computer software, assay methodology, processes, materials and methods for production, recovery and



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purification of nature products, formulas, plans, specifications, characteristics, equipment and equipment designs, marketing surveys and plans, business plans and experience.

     1.25. "Term" has the meaning set forth in Section 7.2 hereof.

     1.26. "Third Party" means any individual, estate, trust, partnership, joint venture, association, firm, corporation, company or other entity, other than the parties hereto, Tanabe and their respective Affiliates and successors.

     1.27. "U.S. Federal Government" means the federal government of the United States.

     1.28. "VU Confidential Information" means all information about any element of VU Technology which is disclosed by VU to OSI and designated "Confidential" in writing at the time of such disclosure (or, if disclosed orally, within 30 days thereafter), subject to the exceptions set forth in Section 4.6 hereof.

     1.29. "VU Patents" means the patents and patent applications owned or filed by VU, both foreign and domestic, and included in the Alliance Research Program by mutual agreement of OSI and VU, including, without limitation, all substitutions, extensions, Supplementary Protection Certificates, reissues, renewals, divisions, continuations, continuations in part, utility models and certificates of invention thereof, all of which shall be from time to time identified to OSI.

     1.30. "VU Technology" means Technology (a) owned or licensed as of the Original Effective Date, or developed or acquired during the Alliance Term by VU, and, in each case, included as of the Original Effective Date or subsequently included in the Alliance Research Program by mutual agreement of OSI and VU, but only to the



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extent that VU is legally entitled to disclose such acquired Technology and use it in the Alliance Research Program or (b) made, created, developed, written, conceived or reduced to practice by employees of VU, including, without limitation, the Investigators and the Consultant/Investigators, and funded by a combination of funds provided by OSI hereunder and funds from the U.S. Federal Government, arising directly out of, or as a direct result of research in the course of conducting the Alliance Research Program.

     1.31. "VU/OSI Research Committee" has the meaning specified in Section 2.3 hereof.

     1.32. "VU/OSI Research Program" has the meaning set forth in Section 2.2.1.

     1.33. "VU/OSI Targets" are the targets set forth on Exhibit D, attached hereto, which Exhibit may be modified from time to time by the VU/OSI Research Committee with agreement of the Investigators, Consultant/Investigators and VU inventors of proprietary targets.

     2. Alliance/Alliance Research Program

     2.1.  Alliance.

           2.1.1. On the Original Effective Date OSI and VU formed a strategic alliance (the "Alliance") for the Alliance Term (as amended hereby) for the purposes of (a) conducting the Alliance Research Program as described in Section
2.2 hereof, and (b) combining their respective strengths for the purpose of facilitating OSI's efforts in partnering with a major pharmaceutical company or large biotechnology company.



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           2.1.2. On even date herewith, OSI has entered into the Tanabe
Agreement which provides for the following:

                  (a) OSI will collaborate with Tanabe on drug discovery in the area of diabetes. Such drug discovery will be directed toward the Tanabe Targets;

                  (b) Tanabe will fund the drug discovery research conducted by OSI under the Tanabe Research Collaboration;

                  (c) Tanabe acknowledges and agrees that a portion of the research funding provided to OSI under the Tanabe Research Collaboration will be used by OSI to fund a portion of VU's research hereunder;

                  (d) OSI will be entitled to certain milestone payments and royalties with respect to products resulting from the Tanabe Research Collaboration; and

                  (e) OSI has granted to Tanabe an exclusive option, during the Contract Period (as defined in the Tanabe Agreement) and for ** thereafter, to acquire worldwide exclusive licenses or sublicenses in connection with the Tanabe Research Collaboration, including, without limitation, (i) licenses in respect of OSI's rights in Joint Technology, and Joint Patents hereunder, and
(ii) sublicenses under the licenses in and to VU Technology, VU Patents and VU's rights in Joint Technology and Joint Patents granted to OSI hereunder.

           2.1.3. As part of the Alliance Research Program VU will assist OSI in fulfilling its responsibilities under the Tanabe Research Collaboration as directed by the VU/OSI Research Committee. Specifically, subject to appropriate administrative and Investigator approval, VU shall provide OSI with access to its drug discovery resources, including laboratories undertaking (i) the identification and validation of new Targets; (ii) animal models for testing the efficacy of drug candidates; and (iii) clinical trials for testing the safety and efficacy of drug candidates. VU also agrees that its Investigators will provide to Tanabe, at OSI's request ** technology for assays developed by OSI and/or VU for purposes

----------------

** This portion has been redacted pursuant to a request for confidential treatment.


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of the Tanabe Research Collaboration. Tanabe intends to screen, by itself or through its Affiliates, its natural products library against the Tanabe Targets using such assay technology and will provide the results of such screening to OSI for use in the Tanabe Research Collaboration.

           2.1.4. During the Alliance Term, the Consultant/Investigators, pursuant to their respective Consultancy Agreements, and the Investigators, pursuant to the form of agreement which is attached hereto as Exhibit E, shall not accept funding for research in the Field involving Tanabe Targets from a Third Party other than the U.S. Federal Government and not-for-profit entities, e.g., the American Diabetes Association and the Juvenile Diabetes Foundation. The parties acknowledge that VU may be required to grant to such not-for-profit entities in the future a non-exclusive and non-transferable license under VU Technology and VU Patents created or discovered with support of funds from such not-for-profit entities and, in such case, VU shall promptly notify OSI and Tanabe of the grant of such license. VU may perform unrestricted independent research in the Field.

     2.2.  Alliance Research Program.

           2.2.1. During the Alliance Term, OSI and VDC shall conduct a research program (the "Alliance Research Program") as directed by the VU/OSI Research Committee. The aim of the Alliance Research Program is to discover and develop new Products in the Field. The Alliance Research Program shall be comprised of two parts: (a) research directed towards the Tanabe Targets and (b) research (the "VU/OSI Research Program") directed towards the VU/OSI Targets which are not the






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Tanabe Targets. VU acknowledges and agrees that OSI, in its sole discretion, may offer to Tanabe, for inclusion in the Tanabe Research Collaboration, any VU/OSI Targets which are not theretofore Tanabe Targets.

           2.2.2. The Alliance Research Program shall be funded by OSI as follows:

                  (a) Payment by OSI to VU of collaboration access fees of ** per year commencing October 1, 1999 and continuing for the remainder of the Alliance Term;

                  (b) Payment by OSI to VU of ** per year commencing October 1, 1999 and continuing for the remainder of the Alliance Term (greater amounts may be approved by the VU/OSI Research Committee) to fund basic research, fee-for-service work and clinical trials (subject, in the case of clinical trials, to approval by the VU/OSI Research Committee and VU's Institutional Review Board) for the VU/OSI Research Program; and

                  (c) Funding by OSI (from the funding provided by Tanabe for the Tanabe Research Collaboration) to VU in an amount ** per year commencing October 1, 1999 and continuing for the remainder of the Alliance Term (greater amounts may be approved by the VU/OSI Research Committee ) for basic research, fee-for-service work and clinical trials (subject, in the case of clinical trials, to approval by the VU/OSI Research Committee and VU's Institutional Review Board) for VU's assistance in the Tanabe Research Collaboration.

           2.2.3. In addition to the payments and funding provided for in
Section 2.2.2 above, OSI shall pay to VU the following amounts in respect of milestones and royalties received by OSI:

----------------

** This portion has been redacted pursuant to a request for confidential treatment.



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                  (a) ** of the total revenues received by OSI pursuant to the
Tanabe Agreement or any Other Agreement in the form of milestone and royalty payments where such revenues are derived solely from VU Technology or VU Patents licensed to OSI pursuant to Section 5.1 hereof;

                  (b) ** of the total revenues received by OSI pursuant to the Tanabe Agreement or any Other Agreement in the form of milestone and royalty payments where such revenues are derived from Joint Technology or Joint Patents; and

                  (c) ** of the total revenues received by OSI pursuant to the Tanabe Agreement or any Other Agreement in the form of milestone and royalty payments where such revenues are not derived from VU Technology, VU Patents, Joint Technology or Joint Patents.

           OSI shall make such payments to VU within 30 days following receipt by OSI of any such revenues. Such payments shall be accompanied by a statement showing in detail the nature of such revenues.

           2.2.4. OSI shall also pay to VU a one-time success fee of ** on October 1, 1999. Such fee shall be in respect of OSI entering into the Tanabe Agreement.

           2.2.5. OSI has entered into Consultancy Agreements with each of the Consultant/Investigators which provide, inter alia, that such Consultant/Investigators will participate in the Alliance Research Program, such participation being consistent with the policies of VU. VU has acknowledged that at or promptly following the Original Effective

----------------

** This portion has been redacted pursuant to a request for confidential treatment.


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Date (a) each Consultant/Investigator notified his or her department chair of his or her entering into a Consultancy Agreement and (b) in accordance with its policies regarding conflicts of interest, the Professor and Chair of Molecular Physiology and Biophysics and/or the Dean of the VU School of Medicine did not object to the Consultant/Investigators entering into such Consultancy Agreements. From time to time upon recommendation of the VU/OSI Research Committee and consistent with VU policy, OSI will offer consultancy arrangements, on a per diem basis, to additional Investigators and other VU personnel.

     2.3.  VU/OSI Research Committee.

           2.3.1. The parties have established a VU/OSI Research Committee, which shall exist for the Alliance Term for the following purposes and for any other purpose specifically set forth in this Agreement:

                  (a) to manage the Alliance Research Program consistent with VU's educational and research objectives;

                  (b) to modify the research outline for the Alliance Research Program as appropriate, and to coordinate and make recommendations regarding publication and communication of research results obtained from the exchange of information and materials that relate to the Alliance Research Program; and

                  (c) to monitor the Alliance's participation in the Tanabe Research Collaboration.

           2.3.2. Membership. VDC and OSI each has appointed, in its sole discretion, four members to the VU/OSI Research Committee. Substitutes may be appointed at any time. As of the Effective Date, the members are:



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                   VDC Appointees                              OSI Appointees

                         **                                           **

           2.3.3. Chair. The VU/OSI Research Committee shall be chaired by one of the members appointed by OSI. The chair shall establish the agenda for meetings.

           2.3.4. Meetings. The VU/OSI Research Committee shall meet from time to time, at places and on dates mutually agreed to by the parties. Representatives of VU or OSI or both, in addition to members of the VU/OSI Research Committee, may attend such meetings at the invitation of either party.

           2.3.5. Minutes. The VU/OSI Research Committee shall keep accurate minutes of its deliberations and shall record all proposed decisions and all actions recommended or taken. The minutes shall be delivered in draft form to all Committee members within 10 working days after each meeting. The party hosting the meeting shall be responsible for the preparation of the minutes. Draft minutes shall be edited by the chair and shall be issued in final form only with the chair's approval and agreement.

           2.3.6. Decisions. All decisions or actions of the VU/OSI Research Committee shall be made by majority of the members (including the chair). In the event of a tie vote of the VU/OSI Research Committee, the chair will have the deciding vote.

           2.3.7. Expenses. OSI shall bear all expenses related to the participation on the VU/OSI Research Committee.

           2.3.8. Subcommittees. The VU/OSI Research Committee


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**   This portion has been redacted pursuant to a request for confidential treatment.



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shall have authority to appoint subcommittees (which may include persons who are not members of the VU/OSI Research Committee) and delegate to such subcommittees powers and duties determined by the VU/OSI Research Committee.

     2.4.  Reports, Materials and Records.

           2.4.1. Reports. During the Alliance Term, VU and OSI shall each furnish to the VU/OSI Research Committee:

                  (a) summary written reports within 15 days after the end of each calendar quarter, commencing on the Effective Date, describing its progress under the Alliance Research Program; and

                  (b) comprehensive written reports within 30 days after the end of each calendar year, describing in detail the work accomplished by it under the Alliance Research Program during the year and discussing and evaluating the results of such work.

           2.4.2. Materials. OSI and VU shall, during the Alliance Term, as a matter of course as described in the outline for the Alliance Research Program or upon the written request of a party, furnish to the requesting party samples of biochemical, biological or synthetic chemical materials ("Materials") which are part of the Joint Technology, OSI Technology or VU Technology and which are necessary for such party to carry out its Alliance Research Program responsibilities. Such Materials may be supplied to Tanabe for the purpose of Tanabe to carry out its rights and





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responsibilities under the Tanabe Research Collaboration. Such Materials shall be considered Confidential Information of the supplying party.

     2.5. Laboratory Facilities and Personnel. OSI and VU, subject to appropriate administrative approval, shall each provide suitable laboratory facilities, equipment and personnel for the work to be done by each of them diligently to carry out their respective activities under the Alliance Research Program.

     2.6. Diligent Efforts. VU and OSI each shall use commercially reasonable diligent efforts to achieve the objectives of the Alliance Research Program.

     2.7. Tanabe Access to VU Technology. In order to assist OSI in carrying out the Tanabe Research Collaboration, as promptly as possible after the Effective Date and as agreed to by the Investigators pursuant to the form of agreement attached hereto as Exhibit E, VU will provide Tanabe with any VU Technology relating to the Tanabe Targets. As agreed to by the Investigators pursuant to such form of agreement, VU will also promptly provide Tanabe with VU Technology relating to any VU/OSI Target which is not a Tanabe Target which OSI offers to Tanabe and which Tanabe determines to include in the Tanabe Research Collaboration. VU acknowledges that Tanabe shall be entitled to use, have reasonable access to and be disclosed VU Technology in order to achieve the objectives of the Tanabe Agreement.

     2.8. Tanabe Visiting Scientists. VU will appoint ** Tanabe visiting scientists who will receive ** appointments as Visiting Scholars at any time during the Alliance Term for the purpose of assisting OSI in carrying out the Tanabe Research Collaboration (the actual number of such Tanabe visiting scientists shall be determined at Tanabe's sole discretion). The length of stay of such visiting scientists shall not be less than **. Tanabe shall have responsibility for obtaining proper visa authorization for the visiting

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     treatment.




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scientists. Tanabe agrees to indemnify VU against any claims for workers compensation and other costs from injury incurred with respect to the visiting scientists. Tanabe shall undertake to provide that the visiting scientists will agree to abide by all VU rules and regulations applicable to their place of research and made known to them.

     2.9. Inspection. VU shall keep for seven years from the expiration of the Alliance Term complete and accurate records of its expenditures of the payments received from OSI. VU shall make its records available for inspection by an independent certified public accountant selected by Tanabe during regular business hours at the place or places where such records are customarily kept, upon reasonable notice from Tanabe, to the extent reasonably necessary to verify the accuracy of the expenditures and required reports. This right of inspection shall not be exercised more than once in any calendar year and not more than once with respect to records covering any specific period of time, unless a subsequent inspection reveals discrepancies which may have also occurred during such prior period of time. Tanabe agrees to hold in strict confidence all information concerning such expenditures, other than their total amounts, and all information learned in the course of any audit or inspection, except to the extent that it is necessary for Tanabe to reveal the information in order to enforce any rights it may have pursuant to the Tanabe Agreement or if disclosure is required by law. The failure of Tanabe to request verification of any expenditures before the expiration of the seven-year period referred to above shall be considered acceptance of the accuracy of the invoices for such expenditures, and Vanderbilt shall have no obligation to maintain any records pertaining to such expenditures beyond the seven-year period.




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     2.10. Joint Technology. OSI and VU each represents and agrees that all employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated to assign to such party or as such party shall direct (to the extent the agreeing party is legally entitled to disclose and use the same in the Alliance Research Program), all rights of such employee or other person in Joint Technology or Joint Patents made or developed by such employee or other person.

     3.    Funding of the Alliance Research Program for Year One.

           3.1. Research Grant. The parties hereto acknowledge that on or about each of April 28, 1998, October 28, 1998 and April 28, 1999, OSI paid to VDC ** . Such amounts constituted a research grant to VDC used to support research conducted by a post-doctoral fellow reporting to ** for the development of ** .

           3.2. Collaboration Access Fee. The parties hereto acknowledge that on April 28, 1998, OSI paid to VDC ** (the "Access Fee") as consideration for
(a) the option granted to OSI set forth in Section 5.1 of the Original Agreement, and (b) subject to appropriate VU administrative approval, full and complete access to VDC laboratories and other facilities during the Alliance Term for the purpose of conducting the Alliance Research Program.

     4.    Treatment of Confidential Information.

           4.1.   Confidentiality.

           4.1.1. Subject to the disclosure obligations set forth in Sections
4.3 and 4.4 hereof and publication rights set forth in Section 4.2 hereof, (a) VU agrees that during the Alliance Term and for five years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all OSI Confidential Information and all Tanabe Confidential Information, and neither VU nor any of its Affiliates shall use OSI Confidential Information

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**   This portion has been redacted pursuant to a request for confidential treatment.





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or Tanabe Confidential Information except as expressly permitted in this
Agreement, and (b) each of OSI and Tanabe agrees that during the Alliance Term and for five years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all VU Confidential Information, and none of OSI, Tanabe nor any of their respective Affiliates shall use VU Confidential Information except as expressly permitted in this Agreement.

           4.1.2. Each of VU, OSI and Tanabe acknowledges that the OSI Confidential Information, the Tanabe Confidential Information and VU Confidential Information constitutes highly valuable, proprietary, confidential information, and each party agrees that any disclosure of any other party's Confidential Information to any officer, employee or agent of such party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the greatest extent possible consistent with such responsibilities. Subject to
Section 4.6 hereof, each party agrees not to disclose any other party's Confidential Information to any Third Parties under any circumstance without written permission. Each party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of any other party's Confidential Information as they would customarily take to preserve the confidentiality of their own confidential information.

           4.1.3. Each party represents that all of its employees and consultants participating in the Alliance Research Program who shall have access to any other party's Confidential Information are bound by agreement to maintain such information in confidence.




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

     4.2. Publication. Section 4.1 hereof to the contrary notwithstanding, the Investigators and the Consultant/Investigators shall be free to publish or present the results obtained in the course of the Alliance Research Program. In such event, VU will provide OSI with a copy of such manuscript or presentation at least 30 days prior to the date of submission for publication or presentation. If any patentable Technology would be disclosed in such publication, publication may be delayed up to 90 additional days for the purpose of filing a patent application in VU's name or, in the case of Joint Technology, in the name of both VU and OSI.

     4.3. Publicity. Except as required by federal or state laws, rules or regulations, and except as necessary to carry out the purposes of this Agreement and the Tanabe Agreement, no party may disclose the existence of this Agreement nor the research described in it except with the written consent of the other party, which consent shall not be unreasonably withheld. Neither party will issue a press release with regard to matters relating to this Agreement without the other party's consent, which consent shall not be unreasonably withheld. The party desiring to make any such public announcement or other disclosure shall provide the other party with a written copy of the proposed announcement or disclosure in sufficient time prior to the proposed public release to allow such other party to comment upon the nature, text and timing of such announcement or disclosure prior to the proposed public release.

     4.4. Disclosure of Inventions. Each party shall promptly inform the other party about all Technology that is conceived, made or developed in the course of




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carrying out the Alliance Research Program by employees of that party solely or jointly with employees of the other party.

     4.5. Restrictions on Transferring Materials. VU and OSI recognize that the Materials which are part of OSI Technology, VU Technology, or Joint Technology or any Materials transferred by Tanabe represent valuable commercial assets. Therefore, throughout the Alliance Term and for ** thereafter (unless the other party consents thereto, which consent shall not be unreasonably withheld), each of OSI and VU agree not to transfer to any Third Party any such Materials which constitute Technology owned solely by the other party(s) to this Agreement. Additionally, throughout the Alliance Term and for ** thereafter, OSI and VU agree not to transfer to any Third Party any Materials which are part of the Joint Technology, unless prior consent for any such transfer is obtained from the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, each party may use such Materials without restriction for research and academic purposes only (not directed toward the commercial development of compounds or products). Accordingly, each party grants to the other party a nonexclusive, irrevocable, worldwide, royalty-free license to use its Materials for research and academic purposes.

     4.6. Permitted Use of Confidential Information. Nothing contained herein will in any way restrict or impair any party's right to use, disclose or otherwise deal with any Confidential Information which:

               (a) at the time of disclosure is properly in the public domain or thereafter becomes part of the public domain by publication or otherwise through no breach of this Agreement by the party receiving such information;

               (b) the party receiving such information can establish by competent evidence that such information was properly in its possession prior to the time of the disclosure;

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     treatment.





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

               (c) is independently and properly made available as a matter of right to the party receiving such information by a Third Party who is not thereby in violation of a confidential relationship;

               (d) is information which is required to be included in patent applications filed under Article 6; provided, however, that VU Confidential Information or OSI Confidential Information shall not be disclosed in any such patent application or otherwise without the prior written consent of VU or OSI, respectively, which consent shall not be unreasonably withheld; or

               (e) is information which is required to be disclosed to customers, users and prescribers of a Product, or which is reasonably necessary to disclose in connection with the marketing of a Product; or

               (f) is information required to be disclosed by law or by a court order, in each of which cases the disclosing party shall timely inform the other and use its best efforts to limit the disclosure and maintain confidentiality to the extent possible and will permit the other party to limit such disclosure.

     5. License.

        5.1. License. VU hereby grants to OSI an exclusive license, including the right to sublicense, under the VU Technology, the VU Patents, and VU rights in the Joint Technology and Joint Patents to develop, make, have made, use, sell and have sold Products, which license shall be exclusive (even as to VU) for so long as OSI or a sublicensee thereof is obligated to pay royalties. As consideration for such license, OSI shall pay to VU the amounts provided for in Sections 2.2.2 and 2.2.3 hereof. OSI's obligation to make such payments in respect of royalties shall continue for so long as

OSI is receiving royalty payments under the Tanabe Agreement or Other Agreements. The Tanabe Agreement provides that OSI will be entitled to receive a royalty, on a country-by-country basis, for as long as a Product is covered by a valid patent in such country or ** following first commercial sale of such a Product, whichever is longer.

        5.2. Reservation of VU Rights. VU reserves the right to use VU Technology, the VU Patents, and VU rights in the Joint Technology and Joint Patents for its own research and academic purposes. VU also reserves the right to make research reagents and assays which are part of VU Technology and VU Patents available under appropriate material transfer agreements to academic researchers at other universities and not-for-profit research entities.

        5.3. Federal Government Rights Reserved. Notwithstanding the license granted herein, the U.S. Federal Government shall receive all the rights to VU Technology or VU Patents created or discovered with support of funds from the U.S. Federal Government required by law or regulation to be reserved to the U.S. Federal Government. The parties agree that the U.S. Federal Government is hereby granted a non-exclusive, non-transferable, irrevocable, royalty-free license to practice or have practiced on its behalf throughout the world the VU Technology or VU Patents created or discovered with support of funds from the U.S. Federal Government. All rights granted in this Agreement are expressly granted subject

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     treatment.





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

to the rights of the U.S. Federal Government and such rights are specifically reserved to the U.S. Federal Government by this Agreement.

     5.4.  Warranties and Indemnities.

           5.4.1. Nothing in this Agreement shall be construed as:

                  (a) a warranty or representation by VU as to the validity or scope of VU Patent Rights;

                  (b) a warranty or representation by VU that anything made, used, sold, or otherwise disposed of through the license granted herein is or will be free from infringement of patents, copyrights, trademarks, or other proprietary rights of third parties;

                  (c) subject to the provisions of Section 6.2, an obligation by VU to bring or prosecute actions or suits against third parties for infringement; or

                  (d) granting by implication, estoppel, or otherwise any licenses under patents of VU or other persons other than VU Patent Rights, regardless of whether such patents are dominant or subordinate to any VU Patent Rights.

           5.4.2. (a) OSI shall indemnify, defend and hold harmless VU and its trustees, officers, faculty, staff, employees, students, agents and representatives, and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expenses (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of law (including, without limitation, actions in the form of tort, warranty, or





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

strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement. Such indemnity obligation shall include claims and expenses related to infringement of a third party's rights by the Product.

                  (b) OSI agrees, at its own expense, to provide attorneys reasonably acceptable to VU to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

           5.4.3. UNLESS EXPRESSLY PROVIDED HEREIN, VU MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT USE OF A PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES.

           5.4.4. Regarding the indemnity and hold harmless provisions, under Paragraph 5.4.2(a), VU shall give prompt written notice to OSI of the commencement of any action, suit, or proceeding for which indemnification may be sought, and OSI, through counsel reasonably acceptable to VU, shall assume the defense thereof; provided, however, that VU shall be entitled to participate in any such action, suit, or proceeding with counsel of its own choice, but at its own expense. If OSI fails to assume the defense within a reasonable time, VU may assume such defense and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for in Paragraph 5.4.2(a). Notwithstanding anything in this Paragraph to the contrary, OSI shall not, without the written consent of VU, which consent shall not be unreasonably withheld:

                  (a) Settle or compromise any action, suit, or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to VU of a written release from all liability in respect of such action, suit, or proceeding; or

                  (b) Settle or compromise any action, suit, or proceeding in any manner which may adversely affect VU.

           5.4.5. Insurance. (a) Beginning at the time as any Product enters clinical trials, OSI shall procure and maintain comprehensive general product liability and tort liability insurance in amounts not less than ** per occurrence and ** annual aggregate and name the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for OSI's indemnification under this Agreement. OSI agrees that no amount greater than the sum of ** shall be deductible under OSI's primary coverage for VU and OSI against any claims or suits arising from alleged defects in Products.

                  (b) OSI represents and warrants that its product liability and general tort liability is of the occurrence-based rather than claims-made type. Within thirty (30) days after the date on which clinical trials with respect to a Product commences hereunder, OSI shall provide VU with a certificate or certificates of insurance evidencing that VU has been named as an additional insured party. It is expressly agreed by the parties that the provisions of this Article regarding insurance

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     treatment.

shall in no way limit OSI's indemnity obligations, except to the extent that OSI's insurer (s) actually pays VU amounts for which VU is entitled to be indemnified under this Agreement, nor shall VU have any obligation to pursue any insurer as a precondition to its rights to be indemnified by OSI. As used in this Article, the term "VU" shall include VU, and its officers, directors, agents and employees. If OSI does not obtain replacement insurance within such thirty (30) day period specified above, VU shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods.

                  (c) OSI shall maintain such comprehensive general product liability and tort liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Product is being commercially distributed or sold by OSI or by a sublicensee or agent of OSI and (ii) a period not less than the statute of limitations for product liability claims in the state in which the product is being used.

           5.5. Paid-Up License. Provided that OSI has satisfied all of its obligations to pay royalties with respect to a particular Product under the license agreement described in Section 5.1 above, OSI shall have a paid-up exclusive royalty-free license to manufacture, have manufactured, use, sell and have sold such Product in each country after the expiration of OSI's last obligation to pay royalties with respect to such Product in such country.

           5.6.   Rights to Joint Technology. Provided that VU shall have fully





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performed its obligations hereunder, OSI hereby grants to VU a non-exclusive, worldwide, royalty-free license under any OSI rights in the Joint Technology for academic and research uses only. Provided that OSI shall have fully performed its obligations hereunder, VU hereby grants to OSI a non-exclusive worldwide, royalty-free license under any VU rights in the Joint Technology for research purposes only.

     6.    Patents.


           6.1. Provision of Services for Filing, Prosecution and Maintenance of Patent Rights. OSI shall provide to VU, at VU's request, certain services relating to the filing, prosecution and maintenance of VU Patents, Joint Patents and patents which support Technology developed by VU which is not VU Technology (the "Non-Licensed VU Patents"). Such services shall be provided by OSI's technology assessment team and OSI's outside patent counsel working on VU's behalf and shall include provision of advice on patentability of inventions and assistance in filing initial applications for letters patent. The costs and expenses for such services shall be borne by OSI if such services relate to Joint Patents and patents and applications under Joint Technology. The costs and expenses for such services shall initially be borne by OSI if such services relate to VU Patents and patents and applications under VU Technology if the foregoing have been licensed to OSI pursuant to Section 5.1 hereof. VU shall pay OSI for any such services at cost if such services relate to Non-Licensed VU Patents.

           6.2. Legal Action. If, under the Tanabe Agreement, either OSI or Tanabe determine it necessary to take legal action to prevent unlawful disclosure or infringement of patent rights held by such party and further determine it necessary or desirable for VU to join any such suit, action or proceeding, VU shall execute all papers





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

and perform such other acts as may be reasonably necessary to permit OSI or Tanabe, as the case may be, to act in VU's name but at no cost to VU and with reasonable compensation to VU employees for their time in assisting OSI or Tanabe.

           6.3. Hold Harmless. VU agrees to defend, protect, indemnify, and hold harmless OSI and any sublicensee of OSI (including without limitation Tanabe), from and against any loss or expense arising from any proven claim of a Third Party that it has been granted rights by VU, and that OSI or any sublicensee of OSI (including without limitation Tanabe) in exercising their rights granted to OSI by VU pursuant to this Agreement, has infringed upon such rights granted to such Third Party by VU.

     7.    Term, Termination and Disengagement.

           7.1. Term of Alliance Research Program. The term of the Alliance Research Program (the "Alliance Term") commenced on the Original Effective Date, extended hereby effective as of the first anniversary of the Original Effective Date, pursuant to Section 7.1 of the Original Agreement, and shall terminate on the date of termination of the Contract Period as defined in the Tanabe Agreement unless extended by mutual agreement between the parties hereto. The provisions of the Tanabe Agreement regarding term and termination of such Agreement are attached hereto, for informational purposes only, as Exhibit F.

           7.2. Term of the Agreement. The term of this Agreement (the "Term") shall continue until the expiration or termination of the last obligation of OSI to make the payments provided for in Sections 2.2.2, 2.2.3 and 5.1 in respect of royalties on a country-by-country basis and shall include the Alliance Term.

           7.3.   Termination Upon an Event of Default.





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           7.3.1. The following events shall constitute events of default
     ("Events of Default"):

                  (a) Any material representation or warranty by OSI or VU, or any of their officers, under or in connection with this Agreement shall prove to have been incorrect in any material respect when made.

                  (b) OSI or VU shall fail in any material respect to perform or observe any material term, covenant or understanding contained in this Agreement, including, without limitation, the making of any payments required hereunder, or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for 30 days after written notice to the failing party.

           7.3.2. Upon the occurrence of an Event of Default, the party not responsible may, by notice to the other party, terminate this Agreement. If VU is the terminating party, at VU's option the license granted in Section 5.1 shall terminate. If VU exercises such option, it shall, simultaneously with the termination of the license granted to OSI, grant to Tanabe the license set forth in Section 5.1 hereof and Tanabe agrees to be bound by the provisions of Section
5.1. If OSI is the terminating party, the license granted in Section 5.1 shall remain in effect until the expiration of the Term.

     7.4. Survival. Upon termination pursuant to Section 7.3.2 hereof, the following sections of this Agreement shall survive such termination if the license in Section 5.1 continues: Sections 1, 4, 5, 9 and 10. Upon termination pursuant to Section 7.3.2 hereof, the following sections of this Agreement shall survive such termination if the license in Section 5.l does not continue:
Sections 1, 4, 9 and 10.





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     8.    Representations and Warranties.

           8.1. By OSI and VU. OSI and VU each represents and warrants as follows:

           8.1.1. Authority. It has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

           8.1.2. No Conflict. The execution, delivery and performance by it of this Agreement do not and will not (a) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws or (b) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

           8.1.3. Binding Obligation. This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

           8.2.  By OSI. OSI represents and warrants as follows:

           8.2.1. Status. It is a corporation, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, and to own, lease and operate its properties.

           8.2.2. Due Authorization. The execution, delivery and





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performance by it of this Agreement have been duly authorized by all necessary corporate action.

     9. Further Assurances. Each of the parties agrees and covenants promptly to execute and deliver, or cause to be executed and delivered, to the other party such additional documents or instruments as the other party may reasonably deem necessary or desirable to carry out or implement any provision of this Agreement and the transactions contemplated hereby.

     10. Notices. All notices shall be mailed via certified mail, return receipt requested, telecopy or courier addressed as follows, or to such other address as may be designated from time to time:

           If to VU:

                 Notices related to sponsored research to:

                                Thomas F. Barnes
                                Associate Director of Sponsored Research
                                Vanderbilt University Medical Center
                                CCC-3322 Medical Center North
                                Nashville, TN 37232-2103

                 Notices related to patent application, patents and licenses to:

                                Larry R. Steranka, Ph.D.
                                Director, Office of Technology Transfer
                                Vanderbilt University
                                1207 17th Ave So, Suite 210
                                Nashville, TN 37212

                 Payments under Paragraphs 2.2.3 and 2.2.4 to:

                                Larry R. Steranka, Ph.D.
                                Director, Office of Technology Transfer
                                Vanderbilt University
                                1207 17th Ave So, Suite 210
                                Nashville, TN 37212



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                 Payments under Paragraph 2.2.2 to:

                                Stephen M. Todd
                                Assistant Director Financial Management
                                Vanderbilt University Medical Center
                                CC-2102C Medical Center North
                                Nashville, TN 37232-2220

           If to OSI:           At its address as set forth at the beginning of
                                this Agreement

                                Attention:  Chief Executive Officer
                                Telecopy:  (516) 745-6429

Notices shall be deemed given as of the date of receipt.

     11. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, except those laws relating to choice of law or conflicts of law.

     12.   Miscellaneous.

           12.1. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

           12.2. Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

           12.3. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

           12.4. Amendment; Waiver; etc. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each of OSI and VU or, in the case of waiver, by OSI or Vanderbilt, whichever is waiving compliance. Notwithstanding the foregoing, Sections 2.1.3, 2.1.4, 2.4.2, 2.7, 2.8, 2.9. 4, 5.1, 5.2, 5.3, 6.2,
6.3, 7.3.2, 11, 12.4, 12.6 and the





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applicable definitions in Section 1 which relate to any of such sections may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each of OSI, VU and Tanabe or, in the case of waiver, by OSI, Vanderbilt or Tanabe, whichever is waiving compliance. In addition, OSI and Vanderbilt may not modify, amend or cancel any provision of this Agreement in a manner which adversely affects Tanabe without Tanabe's written consent. The delay or failure of any party at any time or times to require performance of any provision shall in no manner affect the rights at a later time to enforce the same.

           12.5. No Third Party Beneficiaries. No person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners, principal, agent or employee with each other or any Third Party.

           12.6. Assignment and Successors. This Agreement may not be assigned by either party (including Tanabe), except that the parties (including Tanabe) may assign this Agreement and their rights and interests, in whole or in part, to any of their Affiliates, or any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation with or into such corporation, provided that such assignor shall remain primarily liable for its obligations hereunder.

           12.7. Export Control. In performing this Agreement, the parties shall comply with all applicable laws and regulations with respect to the export of Products and Materials, including all Export Administration Regulations of the United States





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

Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. Tanabe hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by it or its Affiliates and that it will defend and hold VU harmless in the event of any legal action of any nature occasioned by such violation.





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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                             VANDERBILT UNIVERSITY

                             By:        /s/ Lee E. Limbird
                                ---------------------------------------------
                             Name:  Lee E. Limbird, Ph.D.
                             Title: Associate Vice Chancellor for Research

                             By:         /s/ Larry R. Steranka
                                ---------------------------------------------
                             Name:  Larry R. Steranka, Ph.D.
                             Title: Director, Office of Technology Transfer

                             OSI PHARMACEUTICALS, INC.

                             By:       /s/ Colin Goddard
                                ---------------------------------------------
                             Name:  Colin Goddard, Ph.D.
                             Title: President and Chief Executive Officer

For purposes of Sections 2.1.3, 2.1.4, 2.4.2, 2.7, 2.8, 2.9, 4, 5.1, 5.2, 5.3,
6.2, 6.3, 7.3.2, 11, 12.4, 12.6 and applicable definitions set forth in Article 1 only:

TANABE SEIYAKU CO., LTD.

By:/s/ Shoei Nakashima
-----------------------
Name:  Shoei Nakashima
Title: Managing Director of the Board
       Executive, Research & Development Headquarters
       General Manager, Discovery Research Laboratory





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Acknowledged and Agreed:

 **








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     treatment.




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                                    EXHIBIT A

                            CONSULTANT/INVESTIGATORS

                                       **






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     treatment.





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                                    EXHIBIT B

                              LIST OF INVESTIGATORS

                                       **






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     treatment.






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                                    EXHIBIT C

                                 TANABE TARGETS

                                       **






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     treatment.






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                                    EXHIBIT D

                                 VU/OSI TARGETS

                                       **






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     treatment.






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                                    EXHIBIT E

                         FORM OF INVESTIGATOR AGREEMENT

[DATE]

OSI PHARMACEUTICALS, INC.
106 CHARLES LINDBERGH BOULEVARD
UNIONDALE, NEW YORK 11553

LADIES AND GENTLEMEN:

REFERENCE IS MADE TO THE AMENDED AND RESTATED COLLABORATIVE RESEARCH, LICENSE AND ALLIANCE AGREEMENT BY AND BETWEEN VANDERBILT UNIVERSITY ("VU") AND OSI PHARMACEUTICALS, INC. ("OSI"), WITH AN EFFECTIVE DATE OF AUGUST __, 1999 (THE "AGREEMENT"). THE UNDERSIGNED, _________ ____________, HEREBY ACKNOWLEDGES THAT HE OR SHE IS AN EMPLOYEE OF VU AND AGREES TO BE NAMED AS AN INVESTIGATOR UNDER THE TERMS OF THE AGREEMENT. THE UNDERSIGNED FURTHER ACKNOWLEDGES THAT HE OR SHE HAS READ AND UNDERSTANDS SECTION 2.1.3, SECTION 2.1.4, SECTION 2.7 AND EXHIBIT C (ANNEXED) OF THE AGREEMENT AND HEREBY AGREES, AS AN INVESTIGATOR, TO BE BOUND BY SUCH SECTIONS.

VERY TRULY YOURS,






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                                    EXHIBIT F

                              TERM AND TERMINATION
                                   PROVISIONS
                               OF TANABE AGREEMENT

     8.    Term, Termination and Disengagement

           8.1.   Term.

           8.1.1 Term of Contract Period. The term of the Contract Period shall commence on the Effective Date and shall expire on the fourth anniversary of the Effective Date, unless extended by mutual written agreement of the parties pursuant to Section 8.1.3, terminated by Tanabe pursuant to Section 8.1.2 hereof or as otherwise provided in this Agreement, and shall mean the period during which Tanabe is providing Funding Amounts pursuant to Section 3 hereof.

           8.1.2 Two-Year Review. On or before the second anniversary of the Effective Date, OSI shall deliver to Tanabe a written report indicating whether the Two-Year Minimum Requirements have been met (the "Two Year Report"). If the Two-Year Minimum Requirements have been met, the Contract Period will remain in effect for the remainder of the 4-year period from the Effective Date. If the Two-Year Minimum Requirements have not been met, within ** following receipt of such report, Tanabe shall notify OSI in writing whether it intends to terminate the Contract Period in accordance with the provisions of Section 8.2 hereof or whether the Contract Period shall remain in effect for the remainder of the 4-year period from the Effective Date. If the Two Year Report indicates that the Two Year Minimum

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     treatment.






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Requirements have not been met but Tanabe nonetheless determines not to exercise its right to Early Termination, Tanabe shall make the quarterly Funding Amount for the first quarter of the third year of the Contract Period on the later of the first day of such quarter or the day on which Tanabe provides OSI with notice of its intent not to terminate the Contract Period.

           8.1.3 Renewal. Tanabe may renew the Contract Period for an additional period of ** years by providing written notice of its intent to renew to OSI within four months prior to the expiration of the Contract Period. Following delivery and receipt of such written notice, the parties will negotiate in good faith the level of funding during the renewal period; provided, however, that such funding, on an annual basis, shall be equal to or greater than the aggregate Funding Amounts during the fourth year of the Contract Period. The "Contract Period" shall be deemed to include any renewal period. Notwithstanding the foregoing, at Tanabe's request, OSI shall, for a period of one year following the expiration of the Contract Period (i.e., all four years or more if extended hereby), provide to Tanabe ongoing services to be mutually determined by the parties on a Compound-by-Compound basis or a Target-by-Target basis. Tanabe shall pay OSI for such services an additional Funding Amount equal **.

           8.1.4 Term of Agreement. The term of this Agreement ("Term") shall continue until the expiration or termination of the last obligation of either party to pay royalties on a country-by-country basis and shall include the Contract Period as well as the Drug Discovery Phase, Early Development Phase and Clinical Development and Marketing Phase, any or all of which may be coexistent with the Contract Period.


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     8.2   Tanabe's Right to Early Termination. Tanabe shall have the right to terminate the Contract Period following its receipt of the Two Year Report, in accordance with the provisions set forth in Section 8.1.2 hereof, if the Two-Year Minimum Requirements have not been met ("Early Termination"). If there is an Early Termination, there shall be no Remaining Right Period.

     8.3 Termination Upon an Event of Default. Upon the occurrence of any of the following events ("Events of Default"), the party not responsible may, by notice to the other party, terminate this Agreement subject to compliance with the terms of Section 10 (Dispute Resolution), and without prejudice to any remedy or claims it may have against the other party.

           8.3.1 Incorrect Representation or Warranty. Any material representation or warranty by OSI or Tanabe, or any of their officers, under or in connection with this Agreement, proves to have been incorrect in any material respect when made.

           8.3.2 Failure to Perform. OSI or Tanabe fails in any material respect to perform or observe any material term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for 60 days after written notice to the failing party.

           8.3.3 Bankruptcy. OSI or Tanabe makes an assignment for the benefit of its creditors, becomes insolvent, files a petition in bankruptcy, petitions or applies to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or commences any proceeding under any bankruptcy,





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reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there has been filed any such petition or application against OSI or Tanabe, or any such proceeding has been commenced against it, in which an order for relief is entered or which remains undismissed for a period of 60 days or more; or OSI or Tanabe by any act or omission indicates its consent to, approval of or acquiescence in, any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or is the subject to any such custodianship, receivership or trusteeship that continues undischarged for a period of 60 days or more.

     8.4.  Effect of Expiration or Termination of the Contract Period.

           8.4.1 Expiration. Upon expiration of the Contract Period as provided in Section 8.1.1 (including the renewal period, if any, provided for in Section 8.1.3):

                  (a) Tanabe License to OSI. Tanabe shall grant to OSI a royalty-free, worldwide, perpetual, non-exclusive license, including the right to grant sublicenses, under Tanabe Technology and Tanabe's rights in Improvements and Joint Patents, to research, develop, have developed, make, have made, use, sell, have sold and commercialize pharmaceutical products;

                  (b) OSI License to Tanabe. OSI shall grant to Tanabe a royalty-free, worldwide, perpetual, non-exclusive license, including the right to grant sublicenses, under OSI Technology and OSI's rights in Improvements and Joint Patents, to research, develop, have developed, make, have made, use, sell, have sold and commercialize pharmaceutical products;






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                  (c) Option Payment. Following the expiration of the Contract
Period, each of Tanabe and OSI shall have the right to independently continue development with respect to a Target with no obligation to the other Party except as follows in subsections (c)(i) and (c)(ii):

                      (i) Seed Compounds after Contract Period. If, during the Remaining Right Period, a Seed Compound on which OSI has continued development meets the criteria of a Lead Compound as set forth on Exhibit B hereto, OSI shall so notify Tanabe in writing and, together with such notice, shall supply to Tanabe any Materials with respect to the Lead Compound which OSI reasonably determines would be useful for Tanabe's evaluation of such Lead Compound. OSI shall include in such written notice the ** by OSI in connection with the development of such Seed Compound during the period between the expiration of the Contract Period and the date of such notice. ** Such written notice shall constitute an offer by OSI to Tanabe of an exclusive option to commence the Early Development Phase with respect to such Lead Compound, and, accordingly, take a license to such Lead Compound consistent with Section 5.1.1. As consideration for such option, Tanabe shall pay OSI the amount of its ** (the "Option Payment"). Tanabe shall exercise such option by sending OSI written notice of such exercise within ** following the date of OSI's notice to Tanabe and transfer of the Materials from OSI to Tanabe. Tanabe's notice to OSI shall be accompanied by the Option Payment. If Tanabe determines not to exercise such option, OSI may continue development of such Seed Compound and may commercialize any product resulting from such Seed Compound with no further obligation to Tanabe.


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                     (ii) Competitive Compound Directed Toward a Tanabe Target.
If, during the ** period after the Contract Period, any compound which OSI has continued to develop by itself or with any Third Party meets the criteria of a Lead Compound as set forth on Exhibit B hereto and such compound is directed toward the same target as a Target for which Tanabe has paid the milestone of ** for the first Lead Compound pursuant to Section 3.3.2, and Tanabe is continuing the development or commercialization of any Lead Compound directed to such Target, OSI shall notify Tanabe in writing that such compound has met the criteria of a Lead Compound and, together with such notice, shall supply to Tanabe any Materials with respect to such Lead Compound identified by it which OSI reasonably determines would be useful for Tanabe's evaluation of such Lead Compound. OSI shall include in such written notice the ** by OSI in connection with the development of such compound during the period between the expiration of the Contract Period and the date of such notice. ** Such written notice shall constitute an offer by OSI to Tanabe of an exclusive option to commence the Early Development Phase with respect to such Lead Compound and, accordingly, take a license to such Lead Compound consistent with Section 5.1.1. As consideration for such option, Tanabe shall pay OSI the amount of its ** (the "Option Payment"). Tanabe shall exercise such option by sending its written notice of such exercise within ** following the date of OSI's notice to Tanabe and transfer of the Materials from OSI to Tanabe. Tanabe's notice to OSI shall be accompanied by the Option Payment. If Tanabe determines not to exercise such option, OSI may continue development of such compound and


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may commercialize any product resulting from such compound with no further obligation to Tanabe.

                  (d) Royalty Obligation. Notwithstanding anything herein to the contrary, any licenses under Section 5.1.1 for which Tanabe has exercised its option, and the concurrent obligation to pay royalties as provided in Section 5.5.1, shall continue, and any license under Section 5.1.2 (if in effect at such time), and the concurrent obligation to pay royalties as provided in Section 5.5.2, shall continue;

                  (e) Milestone Obligation. Tanabe's obligations to pay milestones under Sections 3.3.2 and 3.3.3 shall continue; and

                  (f) Transfer of Assay. OSI will transfer to Tanabe, at Tanabe's request and ** technology for any assay developed for a Target by OSI, its Affiliates and/or Vanderbilt under the Research Program which has not yet been transferred to Tanabe under Section 2.2.1.

           8.4.2 Early Termination if Two Year Minimum Requirements Are Not Met. If the Two Year Report indicates that the Two Year Minimum Requirements have not been met, and Tanabe exercises its right to Early Termination:

                  (a) Tanabe License to OSI. Tanabe shall grant to OSI a royalty-free, worldwide, perpetual, non-exclusive license, including the right to grant sublicenses, under


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Tanabe Technology and Tanabe's rights in Improvements and Joint Patents, to research, develop, have developed, make, have made, use, sell, have sold and commercialize pharmaceutical products;

                  (b) OSI License to Tanabe. OSI shall grant to Tanabe a royalty-free, worldwide, perpetual, non-exclusive license, including the right to grant sublicenses, under OSI Technology and OSI's rights in Improvements and Joint Patents, to research, develop, have developed, make, have made, use, sell, have sold and commercialize pharmaceutical products;

                  (c) Royalty Obligation. Notwithstanding anything herein to the contrary, any licenses under Section 5.1.1 for which Tanabe has exercised its option, and the concurrent obligation to pay royalties as provided in Section 5.5.1, shall continue, and any license under Section 5.1.2 (if in effect at such time), and the concurrent obligation to pay royalties as provided in Section 5.5.2, shall continue;

                  (d) Milestone Obligation. Tanabe's obligations to pay milestones under Sections 3.3.2 and 3.3.3 shall continue;

                  (e) Tanabe's Option. Tanabe's option to acquire any license(s) under Section 5.1.1 shall remain in effect; and

                  (f) Transfer of Assay. OSI will provide to Tanabe, at Tanabe's request and ** technology for any assay developed for a Target by OSI , its Affiliates and/or Vanderbilt during the Research Program and which has not yet been transferred to Tanabe under Section 2.2.1.


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           8.4.3  Termination Upon an Event of Default. If this Agreement is terminated due to an Event of Default as set forth in Section 8.3, (a) if Tanabe is the terminating party, (i) Tanabe shall have the right to have the option set forth in Section 5.1.1 and all licenses already granted under Section 5.1.1 remain in effect, in which case, Tanabe's obligations to make the milestone payments set forth in Sections 3.3.2 and 3.3.3 and the royalty obligations set forth in Section 5.5.1 shall also remain in effect, and (ii) the licenses granted by Tanabe in Section 5.1.2 shall terminate and (b) if OSI is the terminating party, (i) the licenses granted by Tanabe in Section 5.1.2 shall remain in effect, (ii) Tanabe's option in Section 5.1.1 shall terminate, and
(iii) OSI shall have the right to determine whether any licenses granted by OSI under Section 5.1.1 remain in effect or are terminated. If such licenses granted by OSI remain in effect, Tanabe's obligations under Sections 3.3.2, 3.3.3 and
5.5.1 shall also remain in effect. If such licenses are terminated, then all of Tanabe's rights with respect to the Lead Compound(s) which are the subject of such terminated licenses (except Tanabe's ownership interest in Improvements and Tanabe Technology) shall revert to OSI and OSI shall be granted the license set forth in Section 5.1.2 with respect to such Lead Compounds and the royalty obligations set forth in Section 5.5.2 shall also remain in effect. The terminating party shall also be granted by the defaulting party a royalty-free, worldwide, perpetual, non-exclusive license, including the right to grant sublicenses, under OSI Technology (if OSI is the defaulting party) or Tanabe Technology (if Tanabe is the defaulting party) and under the defaulting party's rights in Improvements and Joint Patents, to research, develop, have developed, make, have made, use sell, have sold and commercialize pharmaceutical products.





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     8.5.  Survival. Upon expiration pursuant to Section 8.1.4 hereof, the following sections of this Agreement shall survive such termination: Sections 1, 2.8, 4, 5.2, 5.5.5, 5.5.6, 7, 10, 11 and 12 hereof. Upon termination pursuant to
Section 8.2 or 8.3 hereof, the following sections of this Agreement shall survive such termination if OSI has a worldwide license as provided in Section
5.1.2 hereof: Sections 1, 2.8, 3.1.4, 4, 5.1.2, 5.2, 5.3, 5.4, 5.5.2, 5.5.3,
5.5.4, 5.5.5, 5.5.6, 5.6, 6, 7, 10, 11 and 12 hereof. Upon termination pursuant to Section 8.2 or 8.3 hereof, the following sections of this Agreement shall survive such termination if Tanabe has a worldwide license as provided in
Section 5.1.1 hereof: Sections 1, 2.8, 3.1.4, 3.3.2, 3.3.3, 4, 5.1.1, 5.2, 5.3,
5.4, 5.5.1, 5.5.3, 5.5.4, 5.5.5, 5.5.6, 5.6, 6, 7, 10, 11 and 12 hereof. Upon termination pursuant to Section 8.2 or 8.3 hereof, if neither party has (or exercises its option to obtain) a worldwide license as provided in Section 5.1 hereof, the following sections of this Agreement shall survive: 1, 2.8, 3.1.4, 4, 5.5.5, 5.5.6, 6, 10, 11 and 12 hereof.





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